EXHIBIT 14.1

BRIDGE BANCORP, INC. AND THE BRIDGEHAMPTON NATIONAL BANK
CODE OF ETHICS

I. Introduction

Since banking entails the safekeeping of customers’ money, there is no profession where honest and ethical conduct is more important. This Code of Ethics (the “Code”) does not list every do and do not, instead it serves as a guideline. We expect our directors, officers and employees to use common sense, individual conscience, and commitment to one hundred percent compliance with the law in applying the Code to particular situations.

The Code applies to the Holding Company and the Bank and its subsidiaries and the references to the Bank and its subsidiaries include the Holding Company.

II. Statement of Bank Policy

The Code is intended to deter wrongdoing and promote:

• honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
• full, fair, accurate timely and understandable disclosure in documents the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and in all public communications made by the Company;
• compliance with applicable governmental laws, rules and regulations;
• prompt internal reporting to designated persons of violations of the Code; and
• accountability for adherence to the Code.

This code serves as a guideline to the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Good business judgment is expected of directors, officers, and employees in all their financial decisions. As bankers we are accountable for decisions we make in our personal and professional life as they impact our professional integrity. It is expected that we stay current on the professional and social issues surrounding the banking industry and be cognizant of them when making financial decisions that could impact us professionally.

Employees, officers, and directors must adhere to and obey the laws, rules, and regulations of local, state, and federal authorities as applicable to the business of the Bank.

It is forbidden for employees, officers or directors of this Bank to solicit or accept for themselves or a third party anything of value from anyone in return for any business, service, or confidential information of the Bank.

Customers’ information must not be revealed to unauthorized persons, nor will customer’s finances be discussed with others within the Bank unless their duties require such information. Information about customers can be released only when authorized by the customer or subpoenaed by a court or the IRS, and then the information released must be accurate and limited to the specifics of the authorizing document.

Confidential information about Bank customers that reflects favorably or adversely on the investment value of any business enterprise is “insider” information. Insider information must not be used by employees, officers, or directors for personal investment advantage or provided to others for their investment advantage.

Employees, officers, or directors must fully disclose any personal involvement, directly or indirectly, with any transactions made by the Bank.

Employees, officers or directors must not represent the Bank in any transaction where he or she has a personal connection or financial interest.

Employees, officers or directors must not accept a loan from a bank customer or supplier unless the loans, and terms, are widely available to the general public.

Employees, officers or directors must not receive anything of value for completing or considering a transaction with a customer or supplier. Gifts of nominal value given on special occasions such as a holiday are acceptable. (“Nominal value” is defined as having a value of two hundred and fifty dollars or less.)

Employees, officers and directors must not receive a fee for performing any act that the Bank could have performed.

Employees or officers should refuse any legacy or bequest from a bank customer that is not a close personal friend or relative. He or she also should refuse to serve personally as executor, trustee, or guardian of a bank customer’s estate or trust unless the customer is a close personal friend or relative.

Employees, officers or directors should not indirectly perform any act that these rules prohibit directly. For example, it is just as wrong to arrange for a member of the family to receive a gift as it is for the employee to accept the gift directly.

Employees, officers or directors must not, acting on the Bank’s behalf, contribute or lend money or items of value to any foreign or federal political candidates, committee, or parties.

Employees or officers must report all outside employment or significant participation in the financial affairs of an outside organization. Furthermore, it is prohibited for directors, officers or employees to serve as a director, officer, employee or consultant to any company that is a competitor of the Bank.

III. Good Faith Reporting of Wrongdoing

It is the Bank’s policy to comply with all aspects of Section 33(a) Depository Institution Employee Protection Remedy, of the Federal Deposit Insurance Act (12 U.S.C. 1831j, as amended), (the “Act”), which is commonly know as “Whistleblower Protections.” As such directors, officers and employees will not be discharged, threatened, or otherwise discriminated or retaliated against regarding their compensation, terms, conditions, location or privileges of employment, because they, or a person acting on their behalf, make a good faith report to the Bank, or an appropriate authority, of any instance of wrongdoing.

Employees, officers and directors are encouraged to write or verbally advise the Bank’s Director of Internal Audit of any wrongdoing they suspect. If a director, officer or employee is not satisfied with the Auditor’s response, the Auditor will contact the Bank’s SEC legal counsel. Counsel will respond in writing to the Bank’s Audit Committee Chairman with a recommendation as to the allegations.

IV. Accuracy of Records

Employees will always adhere to established rules, polices, procedures and internal controls. All records will accurately reflect transactions in a timely manner. Incorrect or misleading entries will be corrected immediately. Falsification of records or transactions will be grounds for termination.

In accordance with the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002, it will be unlawful for any employee or director of the Bank or any other person acting under the direction thereof, to take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or a certified accountant engaged in the performance of an audit of the Bank’s financial statements for the purpose of rendering such financial statements materially misleading. It is expected that all documents filed, or submitted to, any regulatory body, commission or other public communications made by the Bank contain full, fair, accurate, timely, and understandable disclosure in the reports and documents.

V. Employee Ombudsman

The Director of Internal Audit is available to employees seeking advice on ethics questions.

VI. Compliance Certification

We expect each of our directors, officers and employees to comply with this Code. Violation of the Code, in either form or substance, is grounds for dismissal. Employees should report violations of the Code to the Director of Internal Audit or any member of the Bank’s Disclosure Committee.

If there is anything in the Code prescribed for our employees that will cause difficulty, employees should discuss the problem with their supervisor first, then with any member of the Bank’s Disclosure Committee. Exceptions to the Code require a written waiver from the President.

The Bank requires that all directors, officers, and employees sign the attached certificate attesting to compliance with this policy statement.

VII. Record Keeping

Written records of all waivers granted to this policy statement will be kept by the internal audit department and in the employee’s personnel file. Waivers issued to principal executive officers or senior financial officers require disclosure in accordance with the SEC rules. All current compliance certificates will be maintained in the employee’s personnel file.